Exhibit 99.1

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Candace Steele Flippin	J.C. Weigelt
csflippin@sjm.com	jweigelt@sjm.com
Tel 651 756 3029	Tel 651 756 4347

St. Jude Medical Reports Third Quarter 2016 Results

ST. PAUL, Minn. — October 19, 2016 — St. Jude Medical, Inc. (NYSE: STJ), a global medical device company, today reported sales and net earnings for the third quarter ended October 1, 2016.

Third quarter 2016 highlights:

•                  Net sales of $1.499 billion increased 12 percent as reported, or 2 percent on a comparable constant currency basis.

•                  International sales increased 13 percent as reported or 8 percent on a comparable constant currency basis, where a full portfolio of products is available.

•                  Neuromodulation sales increased 17 percent both as reported and on a constant currency basis driven by the most comprehensive product portfolio on the market.

•                  Atrial fibrillation sales increased 14 percent as reported, or 12 percent on a constant currency basis driven by strong growth across the product portfolio.

•                  Diluted earnings per share of $0.73 decreased 3 percent as reported. Adjusted earnings per share of $0.99 increased 5 percent on a constant currency basis.

Third Quarter 2016 Sales

The company reported net sales of $1.499 billion in the third quarter of 2016, a 12 percent increase compared to net sales of $1.339 billion in the third quarter of 2015. On a comparable constant currency basis, net sales increased by approximately 2 percent compared to the third quarter of 2015.

Commenting on the company’s financial results, St. Jude Medical President and Chief Executive Officer Michael T. Rousseau said, “Third quarter results continue to confirm that our innovation based growth strategy is on track. As we continue to establish ourselves as the global technology leader in our markets, our focus is on bringing new technology to patients in the fourth quarter and throughout 2017 that will elevate current standards of care while reducing the cost of healthcare. We also remain excited about the Abbott transaction, which we continue to expect to close in the fourth quarter of 2016.”

As previously announced, St. Jude Medical has changed its sales reporting to more closely align with how the company manages the business in five key areas: atrial fibrillation, heart failure, neuromodulation, cardiovascular and traditional cardiac rhythm management. For additional information please see the Form 8-K provided by the company on January 13, 2016.

Atrial Fibrillation (AF)

AF product sales for the third quarter totaled $316 million, a 14 percent increase on a reported basis and a 12 percent increase on a constant currency basis compared to the prior year quarter. Third quarter results were driven by continued strong global TactiCath™ and FlexAbility™ ablation catheter sales and the Ensite Precision Mapping system sales in international markets.

Heart Failure (HF)

HF product sales, which include cardiac resynchronization therapy (CRT) products, HeartMate™ ventricular assist devices and the CardioMEMS™ HF System, totaled $351 million for the third quarter, a 46 percent increase compared to the prior year quarter, primarily due to incremental net sales associated with ventricular assist devices, acquired through our Thoratec acquisition. On a comparable constant currency basis, HF product sales decreased 3 percent compared to the prior year quarter. Third quarter results reflect continued impact of U.S. CRM sales weakness on our CRT products, partially offset by global growth in ventricular assist devices.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $141 million in the third quarter of 2016, a 17 percent increase on both a reported and constant currency basis compared to the prior year quarter. Neuromodulation growth continues to be driven by the St. Jude Medical BurstDR™ technology offering in international markets, U.S. launch of the Axium™ system as well as the introduction of the Infinity™ DBS system and directional lead in Europe.

Cardiovascular

Total cardiovascular sales were $313 million for the third quarter of 2016, an increase of 8 percent compared to the prior year quarter. On a comparable constant currency basis, cardiovascular sales increased 7 percent compared to the prior year quarter. Cardiovascular growth was driven by the continued strength of the Portico™ Transcatheter Aortic Valve Implantation System in Europe and our OPTIS™ Integrated System, which uses fractional flow reserve and optical coherence tomography.

Traditional Cardiac Rhythm Management (CRM)

Total CRM sales, which include single and dual chamber implantable cardioverter defibrillator (ICD) and pacemaker products, were $378 million for the third quarter of 2016, a 7 percent decline on both a reported and constant currency basis compared to the third quarter of 2015. Global results continue to be impacted by lower sales in the United States, partially offset by continued adoption of our MRI conditional product portfolio in countries where they are offered.

Third Quarter Earnings Results

In the third quarter the company recognized net after-tax charges of $74 million, or $0.26 per diluted share, primarily related to amortization of intangible assets, product field action costs and litigation costs, and acquisition-related costs. Including these items, reported net earnings for the third quarter of 2016 were $212 million or $0.73 per share, compared with reported net earnings for the third quarter of 2015 of $215 million or $0.75 per share. Excluding these items, adjusted net earnings for the third quarter of 2016 were $286 million or $0.99 per share, compared with adjusted net earnings for the third quarter of

2015 of $277 million or $0.97 per share. A reconciliation of the company’s non-GAAP adjusted results to the company’s GAAP reported results is provided in the schedules at the end of the press release.

Fourth Quarter and Full-Year 2016 Sales and Earnings Guidance

Due to the planned merger with Abbott, St. Jude Medical withdrew financial guidance for the fiscal year 2016.

Conference Call / Webcast

St. Jude Medical’s third quarter earnings call can be heard live via webcast today beginning at 7 a.m. CDT via the St. Jude Medical Investor Relations website (investors.sjm.com). Approximately one hour following the call (and archived for 90 days), a replay will be available on the Investor Events and Presentations webpage in the Investor Relations section of the St. Jude Medical website.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a leading global medical device manufacturer and is dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has five major areas of focus that include atrial fibrillation, heart failure, neuromodulation, cardiovascular and traditional cardiac rhythm management. For more information, please visit sjm.com or follow us on Twitter @StJudeMedicalIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the company, including potential clinical successes, reimbursement strategies, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the company’s control and the risk factors and other cautionary statements described in the company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2016. The company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of 3Q16 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)

(unaudited)

	3Q16 Sales	3Q15 Sales	Reported % Change vs. 3Q15	Constant Currency % Change vs. 3Q15	Reported $ Change vs. 3Q15	Constant Currency $ Change vs. 3Q15	Foreign Currency Impact
Total Sales	$1,499	$1,339	12%	12%	$160	$155	$5
Total International Sales	$716	$634	13%	12%
Total U.S. Sales	$783	$705	11%
Worldwide Atrial Fibrillation	$316	$278	14%	12%	$38	$33	$5
International Atrial Fibrillation	$181	$155	17%	14%
U.S. Atrial Fibrillation	$135	$123	10%
Worldwide Heart Failure	$351	$241	46%	46%	$110	$112	-$2
International Heart Failure	$108	$79	37%	39%
U.S. Heart Failure	$243	$162	50%
Worldwide Neuromodulation	$141	$121	17%	17%	$20	$20	$0
International Neuromodulation	$35	$31	13%	14%
U.S. Neuromodulation	$106	$90	18%
Worldwide Cardiovascular Disease	$313	$291	8%	7%	$22	$20	$2
International Cardiovascular Disease	$189	$171	10%	9%
U.S. Cardiovascular Disease	$124	$120	4%
Worldwide Traditional Cardiac Rhythm Management	$378	$408	-7%	-7%	-$30	-$30	$0
International Traditional Cardiac Rhythm Management	$203	$198	2%	2%
U.S. Traditional Cardiac Rhythm Management	$175	$210	-17%

Note: Percentage changes are based on actual, non-rounded amounts and may not recalculate precisely.

Summary of 3Q16 Sales and Reconciliation to Comparable Constant Currency Sales Growth

(in millions)

(unaudited)

	3Q16 Sales	3Q15 Comparable Sales	Comparable Constant Currency % Change vs. 3Q15	Comparable Constant Currency $ Change vs. 3Q15	Foreign Currency Impact
Total Sales	$1,499	$1,463	2%	$31	$5
Total International Sales	$716	$658	8%
Total U.S. Sales	$783	$805	-3%
Worldwide Atrial Fibrillation	$316	$278	12%	$33	$5
International Atrial Fibrillation	$181	$155	14%
U.S. Atrial Fibrillation	$135	$123	10%
Worldwide Heart Failure	$351	$365	-3%	-$12	-$2
International Heart Failure	$108	$103	7%
U.S. Heart Failure	$243	$262	-7%
Worldwide Neuromodulation	$141	$121	17%	$20	$0
International Neuromodulation	$35	$31	14%
U.S. Neuromodulation	$106	$90	18%
Worldwide Cardiovascular Disease	$313	$291	7%	$20	$2
International Cardiovascular Disease	$189	$171	9%
U.S. Cardiovascular Disease	$124	$120	4%
Worldwide Traditional Cardiac Rhythm Management	$378	$408	-7%	-$30	$0
International Traditional Cardiac Rhythm Management	$203	$198	2%
U.S. Traditional Cardiac Rhythm Management	$175	$210	-17%

Total Thoratec Pre-Acquisition Sales	$0	$124
International Thoratec Pre-Acquisition Sales	$0	$24
U.S. Thoratec Pre-Acquisition Sales	$0	$100

Total Sales As Reported	$1,499	$1,339	12%	$155	$5
Total International Sales As Reported	$716	$634	12%
Total U.S. Sales As Reported	$783	$705

Note: Dollar amounts and percentage changes are based on actual, non-rounded amounts and may not add or recalculate precisely.

St. Jude Medical, Inc.

Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	October 1, 2016	January 2, 2016
Cash and cash equivalents	$394	$667
Accounts receivable, net	1,290	1,237
Inventories	910	909
Other current assets	222	269
Property, plant & equipment, net	1,336	1,320
Goodwill	5,678	5,651
Intangible assets, net	2,108	2,226
Other assets	603	621
Total assets	$12,541	$12,900

Current debt obligations	$371	$1,163
Other current liabilities	1,086	1,303
Long-term debt	5,403	5,229
Long-term other liabilities	1,195	1,163
Total shareholders’ equity	4,486	4,042
Total liabilities & shareholders’ equity	$12,541	$12,900

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Net sales	$1,499	$1,339	$4,509	$4,094
Cost of sales:
Cost of sales before special charges	470	408	1,444	1,220
Special charges	25	17	34	24
Total cost of sales	495	425	1,478	1,244
Gross profit	1,004	914	3,031	2,850

Selling, general & administrative expense	481	413	1,474	1,290
Research & development expense	183	161	563	499
Amortization of intangible assets	47	23	139	71
Special charges	7	23	28	57
Operating profit	286	294	827	933
Other expense, net	41	33	176	70
Earnings before income taxes and noncontrolling interest	245	261	651	863
Income taxes	33	46	106	110
Net earnings before noncontrolling interest	212	215	545	753
Net loss attributable to noncontrolling interest	—	—	—	(14)
Net earnings attributable to St. Jude Medical, Inc.	$212	$215	$545	$767

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.73	$0.75	$1.89	$2.68
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) (1)	$0.99	$0.97	$2.95	$2.92

Cash dividends declared per share	$0.31	$0.29	$0.93	$0.87

Weighted average shares outstanding- diluted	290.0	286.3	288.2	286.3

(1)  See accompanying reconciliation tables.

Non-GAAP Financial Measures Reconciliations (Unaudited)

	Three Months Ended October 1, 2016
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.	Diluted EPS growth rate

As reported (GAAP)	$245	$33	13.5%	$212	$—	$212	$0.73	-3%

Restructuring activities	4	1		3	—	3	0.01
Acquisition-related costs	17	4		13	—	13	0.04
Product field action costs and litigation costs	25	1		24	—	24	0.08
Legal settlements	3	2		1	—	1	0.00
Amortization of intangible assets	47	16		31	—	31	0.11
Income tax adjustments	—	(2)		2	—	2	0.01

As adjusted (Non-GAAP)	$341	$55	16.1%	$286	$—	$286	$0.99	2%

Unfavorable foreign currency impact vs. 2015							0.03

Constant currency as adjusted (non-GAAP)							$1.02	5%

	Restructuring activities	Acquisition-related costs	Product field action costs and litigation costs	Legal settlements	Total

Special charges (cost of sales)	$—	$—	$25	$—	$25
Selling, general & administrative expense	—	17	—	—	17
Special charges (operating expenses)	4	—	—	3	7
	$4	$17	$25	$3	$49

	Three Months Ended October 3, 2015
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.

As reported (GAAP)	$261	$46	17.6%	$215	$—	$215	$0.75

Restructuring activities	32	10		22	—	22	0.08
Acquisition-related costs	6	8		(2)	—	(2)	(0.01)
Product field action costs and litigation costs	5	2		3	—	3	0.01
Legal settlements	1	—		1	—	1	0.00
Intangible asset impairment charges	2	1		1	—	1	0.00
Amortization of intangible assets	23	7		16	—	16	0.06
Income tax adjustments	—	(18)		18	—	18	0.06
R&D credit	—	(3)		3	—	3	0.01

As adjusted (Non-GAAP)	$330	$53	16.1%	$277	$—	$277	$0.97

	Restructuring activities	Acquisition-related costs	Product field action costs and litigation costs	Legal settlements	Intangible asset impairment charges	Total

Special charges (cost of sales)	$18	$—	$(1)	$—	$—	$17
Selling, general & administrative expense	—	(8)	—	—	—	(8)
Special charges (operating expenses)	14	—	6	1	2	23
Other expense, net	—	14	—	—	—	14
	$32	$6	$5	$1	$2	$46

	Nine Months Ended October 1, 2016
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.	Diluted EPS growth rate

As reported (GAAP)	$651	$106	16.3%	$545	$—	$545	$1.89	-29%

Restructuring activities	44	15		29	—	29	0.10
Acquisition-related costs	106	30		76	—	76	0.26
Product field action costs and litigation costs	34	4		30	—	30	0.10
Legal settlements	(16)	(4)		(12)	—	(12)	(0.04)
Strategic investment impairments	51	19		32	—	32	0.11
Amortization of intangible assets	139	48		91	—	91	0.32
Income tax adjustments	—	(59)		59	—	59	0.20

As adjusted (Non-GAAP)	$1,009	$159	15.8%	$850	$—	$850	$2.95	1%

Unfavorable foreign currency impact vs. 2015							0.18

Constant currency as adjusted (non-GAAP)							$3.13	7%

	Restructuring activities	Acquisition-related costs	Product field action costs and litigation costs	Legal settlements	Strategic investment impairments	Total

Cost of sales before special charges	$—	$41	$—	$—	$—	$41
Special charges (cost of sales)	6	—	28	—	—	34
Selling, general & administrative expense	—	65	—	—	—	65
Special charges (operating expenses)	38	—	6	(16)	—	28
Other expense, net	—	—	—	—	51	51
	$44	$106	$34	$(16)	$51	$219

	Nine Months Ended October 3, 2015
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.

As reported (GAAP)	$863	$110	12.7%	$753	$(14)	$767	$2.68

Restructuring activities	81	24		57	—	57	0.20
Acquisition-related costs	(26)	10		(36)	4	(40)	(0.14)
Product field action costs and litigation costs	7	3		4	—	4	0.01
Legal settlements	(9)	(4)		(5)	—	(5)	(0.02)
Intangible asset impairment charges	2	1		1	—	1	0.00
Amortization of intangible assets	71	22		49	—	49	0.17
Income tax adjustments	—	11		(11)	—	(11)	(0.04)
R&D credit	—	(14)		14	—	14	0.05

As adjusted (Non-GAAP)	$989	$163	16.5%	$826	$(10)	$836	$2.92

	Restructuring activities	Acquisition-related costs	Product field action costs and litigation costs	Legal settlements	Intangible asset impairment charges	Total

Special charges (cost of sales)	$31	$—	$(7)	$—	$—	$24
Selling, general & administrative expense	—	(41)	—	—	—	(41)
Research & development expense	—	1	—	—	—	1
Special charges (operating expenses)	50	—	14	(9)	2	57
Other expense, net	—	14	—	—	—	14
	$81	$(26)	$7	$(9)	$2	$55

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

Tax rates vary and are applied based on the item’s nature and tax jurisdiction where it is incurred.

Non-GAAP Financial Measures

The company provides the following non-GAAP financial measures that St. Jude Medical management believes are pertinent to ongoing business performance. St. Jude Medical management uses these non-GAAP financial measures to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

•      Adjusted earnings before noncontrolling interest and income taxes

•      Adjusted income taxes and adjusted effective tax rate

•      Adjusted net earnings before noncontrolling interest

•      Adjusted net loss attributable to noncontrolling interest

•      Adjusted net earnings attributable to St. Jude Medical, Inc.

•                  Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted diluted EPS growth rate

•                  Adjusted constant currency diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted constant currency diluted EPS growth rate

The adjustments made to GAAP financial measures result from facts and circumstances that vary in frequency and impact on the company’s results of operations. The following is an explanation of each of the adjustments that management excludes in calculating its non-GAAP measures.

Restructuring activities – These amounts represent severance costs and other termination benefits, inventory write-offs primarily associated with discontinued product lines, fixed asset write-offs related to assets no longer expected to be utilized, other restructuring costs and restructuring-related costs.

Acquisition-related costs – These amounts consist of contingent consideration fair value adjustments, acquired inventory step-up amortization, other transaction costs, integration costs, financing commitment fees and stock-based compensation expense for accelerated and replacement equity awards.

Product field action costs and litigation costs – These amounts primarily relate to inventory write-off and disposal costs, additional warranty and patient monitoring costs, and estimated legal costs for outstanding legal matters associated with product field actions.

Legal settlements – These amounts consist of losses that are probable and reasonably estimable, gains related to favorable resolutions of litigation matters and probable insurance recoveries.

Strategic investment impairments – These amounts consist of other-than-temporary impairments of certain strategic investments in debt and equity securities.

Amortization of intangible assets – These amounts represent the non-cash amortization expenses St. Jude Medical recognized for definite-lived intangible assets.

Income tax adjustments – These amounts represent tax effects related to significant unusual or infrequent items not attributable to current-year ordinary income, such as settlement of tax positions and discrete tax adjustments to uncertain tax positions, and certain other tax adjustments.

R&D credit – These amounts represent the impact of the federal research and development tax credit to present comparative periods assuming that the tax credit had been applicable in all periods presented.

Foreign currency impact – These amounts represent the impact to net sales and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. after translating net sales and the consolidated statement of earnings at comparable prior period foreign currency exchange rates.

The company provides comparable constant currency sales growth because St. Jude Medical management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of the Thoratec acquisition and foreign currency translation on net sales. St. Jude Medical management uses comparable constant currency sales growth to forecast and evaluate the operational performance of the company as well as to compare sales of current periods to prior periods.

In calculating comparable constant currency sales growth in its non-GAAP measures, the company a) excludes the impact to net sales after translating net sales at prior period foreign currency exchange rates and b) includes Thoratec sales amounts for periods prior to St. Jude Medical’s acquisition of Thoratec. Comparable constant currency sales amounts have not been adjusted to eliminate historical product sales between St. Jude Medical and Thoratec because management believes that such adjustments are not material.

The company also provides constant currency sales growth and constant currency adjusted EPS growth because St. Jude Medical management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales and adjusted EPS. St. Jude Medical management uses constant currency sales growth and constant currency adjusted EPS growth to forecast and evaluate the operational performance of the company as well as to compare sales and adjusted EPS of current periods to prior periods.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.